Exhibit 5.1

Troutman Pepper Locke LLP 301 Carnegie Center, Suite 400 Princeton, NJ 08540 troutman.com

July 18, 2025

Board of Directors

Peoples Financial Services Corp.

102 East Drinker Street

Dunmore, Pennsylvania 18512

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Peoples Financial Services Corp., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the offering by the Company of up to $85,000,000 aggregate principal amount of the Company’s 7.75% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “New Notes”), in exchange for a like principal amount of the Company’s outstanding 7.75% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Old Notes”). The New Notes will be issued pursuant to an Indenture, dated as of June 6, 2025 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the Registration Statement.

In connection with the foregoing, we have examined originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations, as we have deemed relevant and necessary in connection with the opinion hereinafter set forth, including (i) the Amended and Restated Certification of Incorporation of the Company; (ii) the Third Amended and Restated Bylaws of the Company; (iii) the Registration Statement; (iv) the Indenture; (v) the Old Notes, in global and definitive forms; (vi) the form of New Notes in global and definitive forms; and (vii) relevant resolutions of the board of directors of the Company and committees thereof. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Peoples Financial Services Corp. July 18, 2025 Page 2

In our examination and in rendering the opinions expressed below, we have assumed (i) that each party to the documents we examined (other than the Company and Bank): (a) is duly organized in its jurisdiction of organization and is qualified to do business and licensed in each other jurisdiction necessary to its performance or enforcement thereunder, (b) has full power and authority and has been duly authorized to execute, deliver and perform its obligations under such document, and (c) is properly identified therein; (ii) the due authorization, execution and delivery of all agreements, instruments and other documents by all the parties thereto and the validity, binding effect and enforceability thereof (in each case, other than by the Company, subject to the qualifications herein provided); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such document has been amended or terminated orally or in writing except as has been disclosed to us; (viii) the truth, accuracy and completeness of the information, representations and warranties contained in the documents, corporate records and certificates and other instruments we have received; and (ix) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct.

Based upon and subject to the foregoing, we are of the opinion that, when (i) the Registration Statement has become effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the New Notes (in the form examined by us) are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of such exchange offer, such New Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and the laws of the Commonwealth of Pennsylvania. We express no opinion (i) as to the effect of the laws of any other jurisdiction or as to the securities laws of any state (including, without limitation, the State of New York or the Commonwealth of Pennsylvania), municipal law or the laws of any local agencies within any state (including, without limitation, within the State of New York or the Commonwealth of Pennsylvania) or (ii) as to the validity, binding effect or enforceability of any provision in the New Notes or the Indenture to the extent it violates any applicable statute of limitations or relates to the choice of forum for resolving disputes. In addition to the other qualifications, exceptions and limitations set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law). This opinion is limited to the specific issues addressed herein, and no opinion may be implied or inferred beyond the opinion expressly stated herein.

Peoples Financial Services Corp. July 18, 2025 Page 3

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to being named as counsel to the Company in the Registrant Statement, to the references therein to our Firm under the caption “Legal Matters” and to the inclusion of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP